Exhibit 99.1

PRESS RELEASE

Ramesh Zacharias
CEO
Med-Emerg International Inc.
Tel: 905-858-1368
Email: rzacharias@med-emerg.com

MED-EMERG INTERNATIONAL INC. ANNOUNCES YEAR-END RESULTS: TRIMS LOSSES BY 53%.

Toronto, Canada - April 14, 2005: Med-Emerg International Inc. (OTCBB - MDER, MDERW), announced today that revenues for the year-ended December 31, 2004 were $48,447,667 compared to $54,335,558 for the year-ended December 31, 2003, an 11% decrease (all amounts are $US unless otherwise stated). The decrease in revenue reflects the non-recurrence of revenues generated while servicing the SARS contract in 2003. At the same time, gross margins, as a percentage of revenues, improved from 9.4% in 2003 to 9.8% in 2004.

The Company also reported a negative EBIDTA of ($56,034) compared to a positive EBITDA of $437,447 for the year-ended December 31, 2003, primarily as the result of the loss of top-line revenues. At the same time the Company was able to reduce its loss attributable to common shareholders from $1.7 million ($0.18 per share) in 2003 to $800 thousand ($0.02 per share) in 2004, a 53% reduction.

Dr. R. Zacharias stated “While we are pleased that our loss has been reduced we acknowledge that we still have work to do. Our Staffing Solutions business saw gross margins improve by 8% in 2004 and it has added several new contracts over the last few months. The Infusion Services business had a 33% increase in revenues and a 29% increase in gross margins in the year, and it continues to grow. Revenues in the Healthcare Consulting business increased 400% from 2003 and gross margins increased more than 200% in the same period. Also the early results from our Pain Management business, which we launched in November of last year, are positive. We continue to address issues arising from the termination of the DND contract. As previously reported, we have filed a complaint with the Canadian International Trade Tribunal (CITT) and have launched a Cdn$100,000,000 lawsuit against the winning bidder and a former employee. We have requested that the CITT, amongst other things, rule that the contract award be terminated and the contract be awarded to Med-Emerg. The CITT will announce its findings in June. Over the coming months we look to enhance the functioning of our business units and to drive profitable results in 2005.”

MEII specializes in the coordination and delivery of emergency and primary health care related services in Canada. These services include physician and nurse staffing and recruitment, clinical management services, a national drug infusion service, and a comprehensive physician practice management program.